UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 4, 2008

TeamStaff, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-18492

New Jersey (State or other jurisdiction of incorporation or organization)	22-1899798 (I.R.S. Employer Identification No.)

1 Executive Drive
Somerset, NJ 08873
(Address and zip code of principal executive offices)

(877) 523-9897
(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 6, 2007, TeamStaff, Inc. received a Staff Deficiency Letter from the Nasdaq Stock Market notifying us that the closing price per share of our common stock was below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, we no longer meet The Nasdaq Stock Market’s minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Nasdaq provided us with 180 calendar days, or until January 2, 2008, to regain compliance. TeamStaff has not regained such compliance and accordingly on January 4, 2008, TeamStaff received a Staff Determination letter from Nasdaq indicating that due to TeamStaff’s failure to achieve compliance with the minimum bid price requirement for continued listing, its common stock is subject to delisting from the Nasdaq Global Market.

TeamStaff will request a hearing in accordance the Marketplace Rule 4800 Series to review the Staff Determination, which hearing request will stay the suspension and delisting of its common stock pending a decision by a Nasdaq Listing Qualifications Panel. In addition, TeamStaff’s board of directors has authorized the Company to seek shareholder approval of a reverse stock split in order to facilitate the Company’s ability to regain compliance with Marketplace Rule4450(a)(5). There can be no assurance that such Panel will grant TeamStaff’s request for continued listing.

On January 9, 2008, TeamStaff issued a press release announcing that it had received the above described letter from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated January 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.
By:	/s/ Rick Filippelli
Name:	Rick Filippelli
Title:	President and Chief Executive Officer
Date:	January 9, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 9, 2008.